THE INFORMATION BELOW MARKED BY * AND ( ) HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                                LICENSE AGREEMENT
                                     between
                              VANDERBILT UNIVERSITY
                                       and
                                PROGENITOR, INC.


THIS AGREEMENT, by and between VANDERBILT UNIVERSITY, a not-for-profit corporation, organized and existing under the laws of the state of Tennessee, ("VANDERBILT") and PROGENITOR, INC., a corporation, having a principal place of business at 1507 Chambers Road, Columbus, Ohio 43212, ("LICENSEE") is effective as of the 17th day of July, 1995 (the "EFFECTIVE DATE").

                                    RECITALS

WHEREAS, VANDERBILT and LICENSEE by separate assignments each hold equal and undivided right, title and interest in and to a certain patent application titled "Developmentally Regulated Endothelial Cell Locus-1" (attached hereto as Appendix I) which describes inventions made by Dr. Thomas Quertermous and Dr. Brigid Hogan of VANDERBILT and by Dr. Ralph Snodgrass and Dr. Thomas Zupancic of LICENSEE relating to developmental endothelial locus-1 (del-1) gene (the "Inventions"); and

WHEREAS, LICENSEE desires to obtain exclusive rights and interests in and to such patent application and any patents that may issue therefrom for purposes of commercialization of such inventions; and

WHEREAS, VANDERBILT is willing to grant to LICENSEE a license under any and all rights and interests held by VANDERBILT in and to such patent application and such patents for purposes of commercialization of such inventions upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by the parties as follows:

                                 1   DEFINITIONS

1.0  PATENT RIGHTS shall mean:

     (a) Any United States patent applications covering the Inventions (including without limitation the patent application attached hereto as Appendix I), as shall be set forth in Appendix II:

     (b) Any United States and/or foreign, patent applications and/or patents, which may, by subsequent agreement between the parties, be added to Appendix II;

     (c) Any later-filed United States and/or foreign patent applications, based on the patent applications and/or patents listed in Appendix II, or corresponding thereto, including without limitation any continuations, continuations-in-part, divisionals, reissues, reexaminations, or extensions thereof; and

     (d) Any United States and/or foreign patents issuing from any of the foregoing.

1.1  LICENSED PRODUCT shall mean;

     (a) Any product which is covered by a valid and unexpired, issued claim contained in the Patent Rights in the country in which such product is manufactured, used, leased or sold; or

     (b) Any product which is covered by a pending claim in a patent application contained in the Patent Rights in the country in which such product is manufactured, used, leased or sold; or

     (c) Any product which is manufactured by using a process which is covered by a valid and unexpired, issued claim contained in the Patent Rights in the country in which such process is used; or

     (d) Any product which is manufactured by using a process which is covered by a pending claim in a patent application contained in the Patent Rights in the country in which such process is used.

In connection with (b) and (d) above, in the event that a pending claim in a patent application contained in the Patent Rights has not issued as a claim in an issued patent within a period of six (6) years after the date from which such patent application takes priority, such pending claim shall not be within the Patent Rights, and a product which is covered by such pending claim, or a product manufactured by using a process which is covered by such pending claim, shall not be a Licensed Product. However, in the event that such pending claim subsequently issues as a claim in an issued patent at a date after such six (6) year period, such claim shall be within the Patent Rights, and a product which is covered by such claim, or a product manufactured by using a process which is covered by such pending claim, shall be a Licensed Product as of the date of issuance of such patent.

1.2 LICENSED THERAPEUTIC PRODUCT shall mean any Licensed Product used for the treatment of, or prophylaxis for, a disease condition in humans including without limitation any Licensed Product used in cell sorting.

1.3 NET SALES shall mean receipts actually collected for Licensed Products sold, leased or otherwise distributed by LICENSEE, Affiliates and sublicensees of either LICENSEE or Affiliates during the term of this Agreement, less any allowances for:

     (a)  cash, trade, or quantity discounts actually given,

     (b)  taxes, including sales taxes and duties, and

     (c)  credits, returns and replacements.

1.4 FAIR MARKET VALUE shall mean the equivalent cash consideration which LICENSEE or an Affiliate or a sublicensee of either LICENSEE or an Affiliate would have realized from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.5 AFFILIATE shall mean any entity directly or indirectly controlling, controlled by or under common control with LICENSEE. For purposes of this Agreement, "control" shall mean direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive more than fifty percent (50%) of the profits or earnings of an entity, or the right to control the policy decisions of an entity.

1.6 RESEARCH AND DEVELOPMENT Funds shall mean any monetary consideration provided by a third party to Licensee specifically for the purpose of assisting LICENSEE in meeting LICENSEE's obligations of due diligence under this Agreement relating to development of a Licensed Product or a Licensed Therapeutic Product for commercialization. "Research and Development Funds" shall not include monetary consideration received by LICENSEE from third parties in exchange for services provided by LICENSEE using any Licensed Product after commercialization of such Licensed Product. Any judgment as to whether or not such services are being provided by LICENSEE shall be based on good faith representation of the parties.

                                    2   GRANT

2.0 EXCLUSIVE LICENSE. VANDERBILT hereby grants to LICENSEE and LICENSEE hereby accepts from VANDERBILT, upon the terms and conditions herein specified, an exclusive, royalty bearing, worldwide right and license under any and all rights and interests held or otherwise controlled by VANDERBILT in and to the Patent Rights (a) to make, have made, use, lease, offer to sell and sell Licensed Products, and (b) to use and have used any method, process or procedure, said right and license to include the right to sublicense, subject only to (i) rights held by the United States government as set forth in
Section 2.1, if any, and (ii) a reserved, non-exclusive, non-transferable, royalty-free right and license in VANDERBILT for the purpose of conducting internal, non-commercial research only.

2.1 UNITED STATES GOVERNMENT RIGHTS. Notwithstanding the exclusive right and license granted by VANDERBILT herein to LICENSEE, the United States Government may have certain rights in and to inventions made at VANDERBILT under a funding agreement between VANDERBILT and the United States Government or as required by law or regulation. The parties hereto acknowledge and agree that this Agreement is subject to rights held by the United States Government under any such funding agreement or under any applicable law or regulation. In the event that there exists any conflict between this Agreement and any funding agreement between VANDERBILT and the United States Government or any applicable law or regulation relating to the inventions made at VANDERBILT that are the subject matter of this Agreement, the terms of such funding agreement, or applicable law or regulation shall prevail.

2.2 DUE DILIGENCE. LICENSEE shall use reasonable efforts to effect introduction of Licensed Products into the commercial market as soon as practicable, consistent with sound, prudent and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep Licensed Products reasonably available to the public. VANDERBILT shall have the right to terminate the rights and license granted by VANDERBILT to LICENSEE hereunder concerning VANDERBILT's interest in and to the Patent Rights at any time after three (3) years from the EFFECTIVE DATE if, in VANDERBILT's reasonable judgment, LICENSEE:

     (a) has not put the subject matter licensed hereunder into commercial use in a country or countries where licensed, directly or through a sublicense or, after commercial introduction, is not keeping such subject matter reasonably available to the public; or

     (b) is not demonstrably engaged in a research, development, manufacturing, marketing or licensing program directed toward commercial use of the subject matter licensed hereunder.

In making any determination VANDERBILT shall take into account the normal course of such programs conducted with sound, prudent and reasonable business practices and judgment, and shall take into account the reports provided hereunder by LICENSEE.

2.3 SUBLICENSING. All sublicenses granted by LICENSEE hereunder shall include a requirement that the sublicensee use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible. Such sublicenses shall be subject and subordinate to the terms and conditions of this Agreement, except the sublicensee may not further sublicense. copies of all sublicense agreements shall be provided to VANDERBILT promptly after execution. VANDERBILT's receipt of such sublicense shall not constitute an approval of such sublicense or a waiver of any of VANDERBILT's rights or LICENSEE's obligations hereunder. LICENSEE will reasonably consider granting sublicenses to companies suggested or referred to LICENSEE by VANDERBILT.

2.4 SUBSIDIARIES AND DISTRIBUTORS. License rights granted hereunder shall enable LICENSEE to make, have made, use, lease, offer to sell, sell or otherwise distribute Licensed Products through any of its subsidiaries and to lease, offer to sell, sell or otherwise distribute Licensed Products through any of its normal channels including without limitation its subsidiaries, distributors, and agents. LICENSEE ensures that Licensed Products and any products embodying the Inventions or produced through the

Inventions for use or sale in the United States shall be manufactured substantially in the United States or its territories.

2.5 EXTENSION TO AFFILIATES. VANDERBILT hereby grants to LICENSEE the right to extend the licenses granted in Section 2.0 to an AFFILIATE, subject to the terms and conditions hereof.

2.6 LICENSED PRODUCTS SUPPLY. LICENSEE agrees to supply the laboratories of the inventors at VANDERBILT at no charge reasonable quantities of Licensed Products that LICENSEE offers for sale or otherwise makes available for public use.

                            3   TERM AND TERMINATION

3.0 TERM. Unless previously terminated as herein provided, this Agreement shall become effective on the EFFECTIVE DATE and shall continue in full force and effect until expiration of the term of the last patent within the Patent Rights or, with respect to patent applications, a period of six (6) years after the date from which the last such patent application takes priority expires and no patent issues from such patent application. Upon expiration of this Agreement, LICENSEE may manufacture, use and sell any product and shall not be required to pay royalties by reason of such manufacture, use or sale of such product.

3.1 TERMINATION. This Agreement may be terminated by written notice to the other party:

     (a) In the event that one party commits any substantial breach of this Agreement, the non-breaching party at its option, may terminate this Agreement by giving the breaching party written notice of its election to terminate as of a stated date, not less than sixty (60) days from the date of such written notice. Such written notice shall state without limitation the nature of the defaults claimed by the non-breaching party. The breaching party during said sixty (60) day period, or such longer period as may be indicated by the non-breaching party, may correct any default stated in said written notice and if such default is corrected, this Agreement shall continue in full force and effect as if such written notice had not been given. Failure by LICENSEE to pay earned royalties to VANDERBILT in a timely manner shall be deemed a substantial breach of the Agreement; or

     (b) In the event LICENSEE shall become insolvent or shall suspend business, or shall file a voluntary petition or an answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property, to the extent permitted by applicable law, this Agreement shall automatically terminate effective as of a date ten (10) days prior to LICENSEE's change of status hereunder.

3.2 EFFECT OF TERMINATION. Upon termination of this Agreement, LICENSEE grants permission to VANDERBILT to grant worldwide, nonexclusive licenses without the prior written consent of LICENSEE. Immediately upon termination, any sublicenses granted hereunder shall become non-exclusive and VANDERBILT ownership interest shall revert to VANDERBILT.

3.3  SURVIVAL.  Sections 3.2, 3,3, 7, 9.1, 9.2, 9.3, 9.4, 10 and 11 of the
Agreement shall survive expiration or termination of this Agreement.

                            4   CONSULTING AGREEMENTS

4.0 CONSULTING AGREEMENTS. In the event LICENSEE desires to enter into a consulting agreement with any of the inventors at VANDERBILT, any such consulting agreement shall be separate and apart from this Agreement, and in accord with VANDERBILT policy and procedures.

                          5   ROYALTIES AND MILESTONES

5.0 ROYALTIES. Commencing upon the EFFECTIVE DATE, LICENSEE agrees to pay royalties to VANDERBILT in accordance with the following:

     (a)  (***) of Net Sales attributed to Licensed Therapeutic Products; and

     (b) (***) of Net Sales attributed to Licensed Products used for IN VITRO diagnostic purposes; and

     (c) (***) of Net Sales attributed to Licensed Products used for IN VITRO research purposes; and

     (d) (***) of Net Sales attributed to products made using Licensed Products as a discovery tool in the vaccine, diagnostic or therapeutic fields; and

     (e)  With respect to Licensed Products not otherwise within (a)-(d) in this
Section 5.0 above, royalties upon NET SALES attributed to such Licensed Products will be agreed upon in writing by VANDERBILT and LICENSEE.

5.1  (***)

5.2 NO MULTIPLE ROYALTIES. Notwithstanding Section 5.0 above, no multiple royalties shall be due or payable because the manufacture, use, lease, or sale of any Licensed Product is or shall be covered by more than one valid and unexpired claim contained in the Patent Rights. In addition, notwithstanding
Section 5.0 above, only one royalty shall be due and payable on any Licensed Product on the manufacture, use, lease, or sale of such Licensed Product.

5.3 SCHEDULE OF PAYMENT. LICENSEE agrees to pay royalties as set forth herein on a quarterly basis and payments shall be due within sixty (60) days after end of each quarter. Each such payment shall be accompanied by a statement for the period covered by such royalties showing total number or volume of Licensed Products sold, with a breakdown of sales for the categories of Licensed Products set forth in Section 5.0 by country and total royalties and fees due. Such statement shall be certified as accurate and complete by a responsible officer of LICENSEE.

5.4 MILESTONE PAYMENTS. LICENSEE agrees to use its reasonable best efforts and diligence consistent with prudent business judgment to proceed with the development, manufacture, use and sale of Licensed Products. LICENSEE, designated Affiliates or sublicensee(s) of either LICENSEE or Affiliates, will use reasonable best efforts to initiate development activities as soon as reasonably possible after the EFFECTIVE DATE. In connection therewith:

     (a) Upon United States Food and Drug Administration ("FDA") approval of the first Licensed Product for sale in the United States by LICENSEE, designated Affiliates or sublicensees of either LICENSEE or Affiliates, or upon the ten (10) year anniversary of the EFFECTIVE DATE, whichever occurs first, LICENSEE shall pay VANDERBILT a milestone payment of (***). After such payment, no additional milestone payments will be due for approval of additional Licensed Products by the FDA.

     (b) Upon approval by the requisite regulatory authority of the first Licensed Product for sale in any country which is a member of the European Economic Community by LICENSEE, designated Affiliates or sublicensees of either LICENSEE or Affiliates, LICENSEE shall pay VANDERBILT a milestone payment of (***). After such payment, no additional milestone payments will be due for approval of additional Licensed Products by any European regulatory authority.

     (c) Upon approval by the requisite regulatory authority of the first Licensed Product for sale in Japan by LICENSEE, designated Affiliates or sublicensees of either LICENSEE or Affiliates, LICENSEE shall pay VANDERBILT a milestone payment of (***). After such payment, no additional milestone payments will be due for approval of additional Licensed Products by any Japanese regulatory authority.

5.5 SUBLICENSE FEES. LICENSEE agrees to pay to VANDERBILT an amount equal to (***)up to a total of (***) of monetary consideration received by LICENSEE from each sublicensee, including without limitation license fees and milestone payments for any sublicense granted by LICENSEE, to the extent said monetary consideration either (a) is for purposes other than for the purchase of equity, or (b) is NOT Research and Development Funds. This Section 5.5 shall not apply to royalties received by LICENSEE from sublicensees. For purposes of this Section 5.5, non-cash consideration received by LICENSEE from such sublicenses shall be valued at its Fair Market Value as of date of receipt by LICENSEE.

5.6 REPORTS. In addition to LICENSEE's obligations pursuant to Section 5.3 relating to statements concerning royalties, LICENSEE shall provide written annual reports within sixty (60) days after December 31 of each calendar year which shall include but not be limited to: report of progress on research and development, regulatory approvals, manufacturing, sublicensing, and marketing activities during the preceding twelve (12) months as well as plans, including development plans, for the coming year. LICENSEE shall promptly notify VANDERBILT if any changes in the marketplace or in

LICENSEE's financial condition or business aims suggest commercialization will not occur within ten (10) years after the EFFECTIVE DATE.

5.7 LICENSE MAINTENANCE FEES. Upon issue of the first United States patent within the Patent Rights and up until such time as a Licensed Product is introduced into the market, LICENSEE shall pay to VANDERBILT a license maintenance fee equal to (***) per year per United States patent within the Patent Rights on which VANDERBILT inventors are listed. In addition, LICENSEE shall pay any patent maintenance fees required to be paid to the patent office relating to patents within the Patent Rights.

5.8 RECORDS. LICENSEE shall maintain complete and accurate records sufficient to enable accurate calculation of royalties due VANDERBILT under this Agreement. LICENSEE shall, at VANDERBILT's request and expense, but not more frequently than once per calendar year, provide certified statements from LICENSEE's auditors, concerning royalties due pursuant to this Agreement. Once a calendar year, VANDERBILT shall have the right to select a certified public accountant to inspect, on reasonable notice and during regular business hours, the records of LICENSEE to verify LICENSEE's statements and royalty payments due pursuant to this Agreement; provided that the entire cost for such inspection shall be borne by VANDERBILT, unless there is a discrepancy of greater than ten percent (10%) in VANDERBILT's favor, in which case LICENSEE shall bear the entire cost of the inspection. Records shall be preserved by LICENSEE for three (3) years for inspection by VANDERBILT.

5.9 TERMINATION OF OBLIGATION TO PAY ROYALTIES. LICENSEE's obligation to pay royalties hereunder shall continue until expiration of the last patent within the Patent Rights, unless this Agreement is terminated prior to such expiration. Notwithstanding the above, in the event that all patents within the Patent Rights expire or are declared invalid or unenforceable and/or, with respect to patent applications, a period of six (6) years after the date from which the last such patent application takes priority expires and no patent issues from such patent application, LICENSEE's obligation to pay royalties shall terminate on the effective date of such expiration or declaration.

5.10 CURRENCY. Royalties due and payable hereunder on sales of Licensed Products in currencies other than United States Dollars shall be calculated using the appropriate exchange rate for purchase of such currency quoted by Citicorp Bank (New York) foreign exchange desk on the last banking day of each calendar quarter. Royalty and milestone payments to VANDERBILT shall be in U.S. Dollars.

5.11 TRANSFER OF AGREEMENT. In the event that LICENSEE is acquired by a third party or enters into a joint venture with a third party relating to the subject matter of this Agreement, or in any other way transfers all or substantially all of its assets relating to this Agreement to a third party, all obligations of LICENSEE hereunder, including without limitation obligations relating to payment of royalties, shall be binding upon such third party.

                     6   PATENT PROSECUTION AND MAINTENANCE

6.0 PROSECUTION. LICENSEE, at its own expense and utilizing patent attorneys of its choice, shall be responsible for the filing, prosecution, and maintenance of any patent applications and patents contained in the Patent Rights, subject to VANDERBILT's prior review and approval, such approval not to be unreasonably withheld. LICENSEE agrees to consider and cooperate with suggested changes from VANDERBILT or its patent counsel with regard to correspondence and documents to be filed with the United States Patent and Trademark office or any foreign patent office.

6.1 COOPERATION. VANDERBILT shall fully cooperate with LICENSEE in preparing, filing, prosecuting and maintaining any patent applications and patents within the Patent Rights. LICENSEE, or its patent counsel, shall provide VANDERBILT with copies of all correspondence and documents filed with or received from the United States Patent and Trademark Office or any foreign patent office. In addition, LICENSEE agrees that any and all official or "ribbon" copies of issued patents shall be forwarded to, and retained by, VANDERBILT.

6.2 ABANDONMENT. Should LICENSEE elect not to file, prosecute, and/or maintain any patent application or patent contained in the Patent Rights, LICENSEE, not later than sixty (60) days prior to the applicable filing or other deadline, shall provide written notice to VANDERBILT to such effect, which then shall have the right, but not the obligation to file, prosecute and/or maintain the patent application or patent at its own expense. Thereafter, LICENSEE shall have no further rights in any such patent application or patent, as applicable.

6.3 MAINTENANCE. Subject to LICENSEE's election under Section 6.2 above, LICENSEE shall be obligated to make timely payment of all maintenance fees following the issuance of each and every patent within the Patent Rights. Should LICENSEE elect to terminate this Agreement, LICENSEE shall notify VANDERBILT promptly in writing and in sufficient time to enable VANDERBILT to make timely payment to maintain any patent within the Patent Rights, or prosecute any patent application within the Patent Rights. LICENSEE shall not abandon any patent application or patent within the Patent Rights without providing written notice to VANDERBILT and, after such written notice, provide VANDERBILT sufficient opportunity to assume prosecution of such patent application or maintenance of such patent.

                               7   CONFIDENTIALITY

7.0 GENERAL. VANDERBILT and LICENSEE acknowledge that it may be necessary for one party to disclose to the other party certain confidential or proprietary information. In such event, the receiving party agrees not to use and to preserve as confidential any and all information identified by the disclosing party as confidential or proprietary information except as reasonably necessary to exploit or otherwise exercise the rights and license granted hereunder. The obligation of confidentiality in this Section 7 shall apply to any and all information contained in any patent application or draft thereof provided by VANDERBILT to LICENSEE, including applications confidentially provided to LICENSEE prior to the EFFECTIVE DATE. The obligation of confidentiality shall not apply to information which:

     (a) is now in the public domain or which becomes generally available to the public through no fault of the receiving party; or

     (b) is already known to, or in the possession of, the receiving party prior to disclosure by the disclosing party as can be demonstrated by documentary evidence; or

     (c) is disclosed on a non-confidential basis from a third party having the right to make such a disclosure; or

     (d) is independently developed by the receiving party (by activity not associated with confidential or proprietary information received hereunder) as can be demonstrated by documentary evidence.

7.1  TERM.  The confidentiality obligations of the parties pursuant to this
Section 7 shall continue in full force and effective for a period of five (5) years after the expiration or termination of this Agreement.

                                8   INFRINGEMENT

8.0 THIRD PARTY INFRINGEMENT OF PATENT RIGHTS. LICENSEE and VANDERBILT each shall provide written notice promptly to the other party of any alleged infringement by a third party of the Patent Rights which becomes known to either LICENSEE or VANDERBILT and, together with such notice, provide the other party with all available evidence of such alleged infringement.

8.1 ENFORCEMENT AND DEFENSE. During the term of this Agreement, LICENSEE shall have the right, but not the obligation, to enforce and/or defend, at LICENSEE's expense and utilizing counsel of LICENSEE's choice, any infringement of the Patent Rights and/or allegations of infringement of a third party's patent rights. In furtherance thereof, VANDERBILT hereby agrees that LICENSEE, at LICENSEE's expense, may join VANDERBILT as a party in any suit or legal action. LICENSEE shall promptly provide VANDERBILT copies of all pleadings and other documents submitted by LICENSEE or received by LICENSEE in the course of any such suit or legal action. LICENSEE may enter into any settlement, consent judgment or voluntary final disposition of any suit or legal action on behalf of LICENSEE, but no settlement, consent judgment or other voluntary final disposition of any such suit or legal action may be entered into by

LICENSEE on behalf of VANDERBILT without the written consent of VANDERBILT, which consent shall not unreasonably be withheld.

8.2 COSTS OF ENFORCEMENT AND DEFENSE. In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights, as provided in
Section 8.1, LICENSEE may withhold up to fifty percent (50%) of any royalties due and payable to VANDERBILT in the country in which a suit is filed or legal action is taken, and apply the same toward reimbursement of up to one half (1/2) LICENSEE's expenses relating to such suit or legal action, including without limitation attorneys' fees and other expenses. In the event that LICENSEE is awarded attorneys' fees and other expenses from a third party as a consequence of a suit or legal action, LICENSEE shall promptly pay to VANDERBILT any royalties withheld under this Section 8.2.

8.3 CONTROL. If within six (6) months after receiving notice of any alleged infringement of the Patent Rights by a third party, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting suit or other legal action, or if LICENSEE shall notify VANDERBILT, at any time prior to initiation of suit or legal action, of LICENSEE's intention not to bring suit or legal action against the alleged infringer, then, and in those events only, VANDERBILT shall have the right, but not the obligation, to prosecute, at VANDERBILT's expense and utilizing counsel of VANDERBILT's choice, any enforcement or defense of the Patent Rights, and VANDERBILT may, for such purposes, join the LICENSEE as a party to such suit or legal action. The total cost of any such infringement action commenced by VANDERBILT shall be borne by VANDERBILT and VANDERBILT shall be entitled to keep recovery of any settlement amount or damages for past infringement derived therefrom.

8.4 COOPERATION. In any suit or legal action to enforce and/or defend the Patent Rights, the party not in control of such suit or legal action, at the request and expense of the controlling party, shall cooperate in all respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.5 DAMAGES. In the event LICENSEE institutes suit or legal action for infringement of Licensed Patents in LICENSEE's name pursuant to this Section 8 and a settlement acceptable to both LICENSEE and VANDERBILT is entered into or monetary damages are awarded in a final non-appealable judgment, the amount paid as a result of such settlement or such monetary damages awarded shall be applied first to reimburse LICENSEE for any unreimbursed expenses and legal fees of LICENSEE relating to such suit or legal action, and next toward reimbursement of VANDERBILT for any royalties past due or withheld in accordance with the terms of this Section 8, including without limitation any amounts withheld as reimbursement of attorneys' fee or other expenses pursuant to Section 8.2. After reimbursement of LICENSEE for expenses and legal fees and reimbursement of VANDERBILT for royalties past due or withheld, a portion of the balance of any settlement amount or monetary damages received shall be distributed to VANDERBILT, such portion to equal the lesser of either (i) fifty percent (50%) of such balance, or (ii) an amount equal to royalties which would have been due VANDERBILT under this Agreement if the products sold by the infringer actually had been sold by LICENSEE. In the event that an award of treble damages is received, after reimbursement of LICENSEE for expenses and legal fees and reimbursement of VANDERBILT for royalties past due or withheld, and after distribution to VANDERBILT of a portion of the balance of any damages in accordance with the previous sentence, a portion of such treble damages equal to twenty-five percent (25%) shall be distributed to VANDERBILT.

8.6 INFRINGEMENT OF THIRD PARTY PATENT RIGHTS. Each party shall notify the other party promptly if any suit or legal proceeding is commenced or threatened against such party or against any purchaser of a Licensed Product sold by LICENSEE, Affiliates or sublicensees of either LICENSEE or Affiliates on the ground that the manufacture, use, lease, or sale of such Licensed Product is an infringement of a third party's patent rights or other intellectual property rights. In accordance with Section 8.1 above, LICENSEE, at LICENSEE's expense, shall have the right but not an obligation to defend against all suits or legal actions brought against LICENSEE as a result of the exercise of the rights granted to LICENSEE by VANDERBILT hereunder, and VANDERBILT, at LICENSEE's request and LICENSEE's expense, shall give LICENSEE all reasonable assistance in any such suit or legal action. To the extent that LICENSEE cannot reasonably discontinue the acts that allegedly infringe such third party patent rights and retain the benefit of the rights and license granted by VANDERBILT to LICENSEE hereunder, up to fifty percent (50%) of LICENSEE's reasonable out-of-pocket expenses in the defense of such suits may be set-off against any royalty payments due and payable to VANDERBILT hereunder. Payment of any amounts which may be recovered by such third party by way of judgment, award, decree, or settlement as a result of infringement of third party patent rights by a Licensed Product, including without limitation attorneys' fees and other expenses, shall be the sole responsibility of LICENSEE and fifty percent (50%) of such amounts may be off-set against royalties due and payable to VANDERBILT hereunder.

                         9   WARRANTIES AND INDEMNITIES

9.0 WARRANTIES OR REPRESENTATIONS. Except as otherwise expressly provided herein, nothing in this Agreement shall be construed as:

     (a) A warranty or representation by VANDERBILT as to the validity or scope of a patent within the Patent Rights; or

     (b) A warranty or representation by VANDERBILT that anything made, used, sold, or otherwise disposed of through the license granted herein is or will be free from infringement of patents, copyrights, trademarks, or other proprietary rights of third parties; or

     (c) An obligation by VANDERBILT to bring or prosecute actions or suits against third parties for infringement; or

     (d) Granting by implication, estoppel, or otherwise any licenses under patents of VANDERBILT or other persons other than Patent Rights, regardless of whether such patents are dominant or subordinate to any patent within the Patent Rights.

9.1 INDEMNIFICATION. Subject to the terms and conditions of Section 9.3 below, LICENSEE shall indemnify, defend and hold harmless VANDERBILT and its trustees, officers, faculty, staff, employees, students, agents and representatives, and their respective successors, heirs and assigns (the "Indemnities"), against any liability, damage, loss or expenses (including without limitation reasonable attorney's fees and expense of defense) incurred by or imposed upon the indemnities or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of law (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Licensed Product manufactured, used, leased or sold by LICENSEE, Affiliates or sublicensees of either LICENSEE or Affiliates. Except as otherwise provided herein, such indemnity obligation shall include claims and expenses related to infringement of a third party's rights by the Licensed Product. LICENSEE agrees, at LICENSEE's expense, to provide attorneys reasonably acceptable to VANDERBILT to defend against any actions brought or filed against any party indemnified hereunder, whether or not such actions are rightfully brought.

9.2 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, VANDERBILT MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT USE OF A LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES.

9.3 NOTICE. In connection with LICENSEE's obligations pursuant to Section 9.1 above, VANDERBILT shall give prompt written notice to LICENSEE of the commencement of any action, suit, or proceeding for which indemnification from LICENSEE may be sought, and LICENSEE, through counsel reasonably satisfactory to VANDERBILT, shall assume the defense thereof; provided, however, that VANDERBILT shall be entitled to participate in any such action, suit, or proceeding with counsel of VANDERBILT's choice and at VANDERBILT's expense. If LICENSEE fails to assume the defense within a reasonable time, VANDERBILT may assume such defense and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Section 9.1. No such action, suit, or proceeding shall be compromised or settled in any manner which might adversely affect the interests of VANDERBILT without the prior written consent of VANDERBILT. Notwithstanding anything in this Section 9.3 to the contrary, LICENSEE shall not, without the written consent of VANDERBILT:

     (a) Settle or compromise any action, suit, or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to VANDERBILT of a written release from all liability in respect of such action, suit, or proceeding; or

     (b) Settle or compromise any action, suit, or proceeding in any manner which may materially and adversely affect VANDERBILT.

VANDERBILT's consent shall not be unreasonably withheld.

9.4  INSURANCE.   (a) Beginning at the time as any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE, an Affiliate or a sublicensee of either LICENSEE or an Affiliate, except as otherwise provided herein below, LICENSEE or such other party shall procure and maintain comprehensive general products liability and general tort liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and name VANDERBILT as an additional insured. Such insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be reasonably acceptable to VANDERBILT. The minimum amount of insurance coverage required shall not be construed to create or limit LICENSEE's liability with respect to its indemnification under this Agreement.

     (b) LICENSEE shall provide VANDERBILT with written evidence of such insurance and designation of VANDERBILT as an additional insured upon request of VANDERBILT. LICENSEE shall provide VANDERBILT with written notice at least thirty (30) days prior to cancellation, non-renewal or a material change in such insurance; if LICENSEE does not obtain replacement insurance within such thirty
(30) day period, VANDERBILT shall have the right to terminate this Agreement effective upon written notice to LICENSEE thereof at the end of a thirty (30) day period without additional notice or any additional waiting periods.

     (c) LICENSEE shall maintain comprehensive general products liability and general tort liability insurance or self-insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product is being commercially distributed or sold by LICENSEE, Affiliates or a sublicensee of either LICENSEE or an Affiliate, and (ii) a further period not less than the statute of limitations for product liability claims in any state in which Licensed Products are used.

                                10   USE OF NAMES

10.0 VANDERBILT'S NAME. LICENSEE agrees not to identify VANDERBILT or to use the name of VANDERBILT, its faculty, employees, or students, or any trademark, service mark, trade name, or symbol of VANDERBILT, or that is associated with any of them, in promotional advertising, business plan or other similar materials without VANDERBILT's prior written consent, except as required by governmental authority, such consent not to be unreasonably withheld. Notwithstanding the above, LICENSEE may, without VANDERBILT's prior written consent, refer to VANDERBILT as LICENSEE's licensor with respect to the subject matter of this Agreement in a business plan, fund raising material or the like. Other uses of VANDERBILT's name shall be made only after prior approval by the Associate Vice Chancellor for Health Affairs for the Vanderbilt Medical Center.

10.1 LICENSEE'S NAME. VANDERBILT agrees not to identify LICENSEE or to use the name of LICENSEE, its officers, employees, or any trademark, service mark, trade name or symbol of LICENSEE, or that is associated with any of them, without LICENSEE's prior written consent, except as may be required by governmental authority.

                               11   MISCELLANEOUS

11.0 MANNER OF PAYMENT. All payments hereunder shall be made by check to VANDERBILT. Where required to do so by applicable law or treaty, LICENSEE shall withhold taxes required to be paid to a taxing authority on account of such income to VANDERBILT, and LICENSEE shall furnish VANDERBILT with satisfactory evidence of such withholding and payment in order to permit VANDERBILT to obtain a tax credit or other relief as may be available under the applicable law or treaty.

11.1 PROVISIONS CONTRARY TO LAW. (a) In exercise of rights granted and meeting obligations under this Agreement, the parties shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Such laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that LICENSEE will comply with all United States laws and regulations controlling the export of commodities and technical data, that LICENSEE will be solely responsible for any violation of such by LICENSEE, Affiliates or sublicensees of either LICENSEE or Affiliate, and that LICENSEE will defend and hold VANDERBILT harmless in the event of any legal action of any nature occasioned by such violation.

     (b) Nothing in this Agreement shall be construed so as to require the violation of any law or regulation, and wherever there is any conflict between any provision of this Agreement and any applicable law or regulation, such applicable law or regulation shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within such applicable law or regulation.

11.2 NOTICES. Any notices required hereunder may be initially given by facsimile with confirmation by postpaid, first class, registered or certified mail addressed as set forth below unless changed by notice so given:

     In the case of VANDERBILT:    Office of Technology Transfer
                                   Vanderbilt University
                                   405 Kirkland Hall
                                   Nashville, Tennessee 37240
                                   Telephone:   615-343-2430
                                   Facsimile:    615-343-0488


     In the case of LICENSEE:      Progenitor, Inc.
                                   1507 Chambers Road
                                   Columbus, Ohio 43212
                                   Attn: President
                                   Telephone:   614-488-6688
                                   Facsimile:    614-488-0404


Any such notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

11.3 FORCE MAJEURE. Neither party to this Agreement shall be liable for delay or failure in the performance of any of such party's obligations hereunder provided such delay or failure is due to causes beyond such party's reasonable control, including without limitation acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest, or intervention of any governmental authority. Any such delay or failure shall be remedied by such party as soon as is reasonably possible. Notwithstanding the above, failure to make timely royalty payments shall not be excused by this force majeure.

11.4 ASSIGNMENTS. LICENSEE may, without prior written consent, assign or otherwise transfer this Agreement and the rights and license granted hereunder provided that such assignment or transfer is to an Affiliate or subsidiary of LICENSEE or is accompanied by sale or other transfer of all or substantially all of LICENSEE's business or of that part of LICENSEE's business relating to rights and license granted hereunder; provided that the transferee party expressly assumes, in writing, performance of all terms and conditions of this Agreement. This Agreement shall not be assignable by VANDERBILT without the prior written consent of LICENSEE, which consent shall not be unreasonably withheld.

11.5 WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment of any provision of this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

11.6 SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding upon any permitted assignee or successor in interest of the parties hereto.

11.7 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either VANDERBILT or LICENSEE.

11.8 CHOICE OF LAW AND JURISDICTION. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the U.S.A. and Tennessee. Any action on any dispute arising out of this Agreement shall be first brought in Davidson Country, Tennessee, and the parties consent to the jurisdiction of the state and federal courts therein.

11.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

11.10 DESCRIPTIVE HEADINGS. The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of VANDERBILT and LICENSEE, as applicable, on the date(s) written below.

VANDERBILT UNIVERSITY                               PROGENITOR, INC.
("VANDERBILT")                                     ("LICENSEE")

By: /S/Joel G. Hardman                             By: /S/Douglass B. Given

Print Name: Joel G. Hardman                        Print Name: Douglass B. Given
            --------------------------                         -----------------

Title: Assoc. Vice-Chancellor for                  Title: President
       -------------------------------                    ----------------------

       Health Affairs
       -------------------------------

Date: 7-14-95                                      Date: July 13, 1995
      --------------------------------                   -----------------------


By: /S/Jeff Carr

Print Name: Jeff Carr
            --------------------------

Title: Vice-Chancellor for University
       -------------------------------
       Relations and General Counsel
       ---------------------------------

Date: 7/19/95
      ----------------------------------


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